Grupo Zorro

Investing in Grupo Zorro provides an opportunity to be part of a company with a proven track record, a clear growth strategy, and a commitment to serving an expanding market. Our focus on the Hispanic community positions us uniquely to capture a significant share of this underserved market.


We plan to open three more offices
and have a longer term plan to have
50 offices operating by the end of 2030
ZORRO
ZORRO
TAXES, SEGUROS Y MAS
NOTARY

Invest

$250 minimum investment

DEADLINE: February 28, 2025

in 19 days

SHARE PRICE

$1

TOTAL RAISED ON NETCAPITAL

$40,750

TOTAL RAISED THIS ROUND

$40,750

VALUATION THIS ROUND

$17,772,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Grupo Zorro is a Jacksonville-based company with **over 16 years of experience**, dedicated to providing tax preparation, insurance, and business services to the Hispanic community. Our mission is to empower our clients by ensuring compliance with U.S. laws through culturally and linguistically appropriate support.


Tax, Insurance & Business Support for the High-Growth Hispanic Market
Current Profitability
16 Years of Experience
IRS Certified Acceptance Agent
OFICINA Zorro
Taxes, Seguros y Más

In 2024, our single Jacksonville office prepared **nearly 1,000 tax returns** and currently manages approximately **500 active insurance policies**. These numbers reflect our clients' trust and the effectiveness of our services.

To capitalize on the growing demand, we plan to expand our footprint by opening three additional offices in the near term, with a long-term goal of operating **50 offices by the end of 2030**. This expansion aims to increase our market share and service capacity, driving revenue growth and profitability.

SUCCESS TO DATE

- **16 years** of experience dating back to our first subsidiary.
- Start-up **capital raised** through a Private Placement.
- Most shares repurchased in private transactions with **gains ranging from 133% to 233%**.
- Current **profitability**.
- Recognized as an **IRS Certified Acceptance Agent** in 2017.

PROBLEM

Both during the Pandemic and after, Florida has been the fastest-growing state in the country. Between 2010 and 2020, Florida's total population grew from 18.8 million to 21.5 million, an increase of 14.6%. During the same period, the state's Latino population grew from 4.2 million to 5.7 million, an increase of 34.9%. More and more Hispanics are coming in need of tax preparation, auto insurance, and assistance with starting businesses. **Our single location cannot keep up with the current demand within the immediate area surrounding the office. We are also missing out on potential clients that are not in the immediate area.**

SOLUTION

We plan to open more offices as soon as possible and have a longer-term plan to have 50 offices operating by the end of 2030. **In January of this year we opened our second office and we plan to open a third office during the summer of 2025**. The rollout is planned to continue as the assistant managers from each office pass the General Lines insurance exam. This can allow them to be the Agent-in-Charge of a new office and Manager of that location.


Revenue Streams
New Business Creation
Personal Tax Preparation
Payroll
Personal Auto
Business Tax Preparation
Notary Services
Bookkeeping
Commercial Insurance
• General Liability
• Workers Compensation
• Commercial Auto
WC Audit Coordination

BUSINESS MODEL

We offer a comprehensive suite of services, including:

- **Tax Preparation:** Assisting clients with accurate and compliant tax filings.
- **Insurance Services**: Providing both personal and commercial insurance policies.
- **Business Services**: Facilitating new business creation, payroll management, bookkeeping, and notary services.

Clients that come in for one of the services typically use others when they discover that we also offer them. It is very common to have relationships with client households that use Zorro for all of their Tax, Insurance and Business services.

MARKET

According to The Florida Legislature, since April 1, 2020, the top five cities that have added the most population were: Jacksonville, Port St. Lucie, Miami, Tampa, and Orlando. Furthermore, **Florida's Hispanic population grew at a faster rate** than the total population (34.9% as compared to 14.6%) between 2010 and 2020. The percent of the population that was Hispanic or Latino increased in most counties of the state.

According to a 2021 Kantar report, **88% of US Hispanics appreciate businesses that speak Spanish to them**. A 2022 Numerator report found that 4 in 5 Hispanic households prefer brands that speak their first language.

The February 2024 Current Population Survey (CPS), collected by the Census Bureau, shows that **15.5 percent of the U.S. population is now foreign-born** — the largest share on record. The 51.4 million foreign-born residents now living in the U.S. is a new record high in American history. As of 2022, the Hispanic population of Jacksonville, Florida is 161,000 people, or 9.99% of the city's total population. The Hispanic community in Jacksonville has been growing by about 5% annually and is a major driver of the area's overall growth. The five-county Jacksonville metro area has seen a **76.4% increase in its Hispanic population** since 2010.

TEAM



Robert D. Krott

Founder-CEO

Robert is a 17 year veteran of the retail brokerage and investment industry. He began his career in a boutique investment banking firm in Pittsburgh, Pennsylvania. Two years later he relocated to Florida where he successfully managed his financial planning practice for over 15 years. Robert has a Master of Laws, International Taxation degree from St. Thomas University in Florida and has been a Chartered Trust and Estate Planner. He has held the FINRA series 4, 7, 8, 63 and 65 licenses and is insurance licensed in the state of Florida. He is fluent in Spanish. Robert has also served as an adjunct professor for Colorado Technical University Online. He taught Principles of Financial Management and International Finance and Money and Capital Markets on a rotating basis.

Robert is responsible for managing day to day operations and strategic planning.



M. Anabel Krott

Director

Anabel is a Licensed Clinical Social Worker(Retired) with over 30 years of experience in her field. She has dealt extensively with working-class clientele throughout her career, which has included foster-care, short and long-term treatment centers and insurance companies. In 2001, Anabel opened her private practice which specialized in providing mental health and education services to Spanish-language clients. She sold the practice in 2007. Anabel was born and raised in Guatemala City, Guatemala where she lived until graduating high-school. She has a Bachelor's degree in Social Work from Bethany College and a Master's degree in Social Work from the University of Pittsburgh with a concentration in Industrial Social Work. She is the founder of the Hispanic Association of Professionals in Social Services Fields and has been a member of the Jacksonville Mayor's Hispanic Advisory Board.



Mark Yegge

Director

Mr. Yegge received his degree in Business from the University of Florida. He was the co- founder of NexTrade Holdings, Inc. which provided investment services to individuals and institutions. The company eventually became one of the Top 50 Fastest growing companies in the US. As its CEO, Yegge was twice recognized as an Ernst & Young Entrepreneur of the Year finalist, received the Top 25 People to Watch award, and was recognized in the Top Forty Under Forty.

INVESTOR INVITATION

Over the last several years we have fine-tuned our process while remaining consistent with our overall mission. The market that we serve, blue-collar, Spanish speaking immigrants is a niche market that is substantial in size and continuing to grow. We are excited to grow with them, providing the professional and administrative services that they need, delivered to them in the way they prefer.

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$520,000	43.3%
Leases	$187,500	15.6%
Office Build-Out/Furnishing	$75,000	6.3%
Technology	$10,000	0.8%
Software & Licenses	$2,500	0.2%
Compensation for Support Staff	$257,400	21.4%
Utilities	$18,000	1.5%
Advertising/Marketing	$24,000	2.0%
General Corporate Purposes	$46,800	3.9%
Intermediary fees	$58,800	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Grupo Zorro Inc.. This offering must reach its target of at least $10,000 by its offering deadline of February 28, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

18,972,000 shares
× $1 per share

$18,972,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 30, 2024
- Form C/A on October 21, 2024
- Form C/A on October 22, 2024
- Form C/A on December 6, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Feb 5, 2025 With tax season having officially started on...

Jan 9, 2025 In late December, we received word that the IRS...

Dec 13, 2024 Ahead of the opening of our next location, we...

Dec 6, 2024 Filed Form C/A

Nov 22, 2024 We are pleased to announce that we have...

Oct 21, 2024 Filed Form C/A

Sep 30, 2024 Primary offering of 1,200,000 shares at $1

Sep 30, 2024 Filed Form C

Oct 22, 2024 Filed Form C/A

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